This electronic filing is confirmatory of a paper filing made on January 9, 1996.

Submitted January 9, 1996
File Number 0-14452

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRELIMINARY PROXY STATEMENT

Solicitation of Consent To the Sale of All Partnership Assets,
Distribution of the Proceeds to Partners, and Termination of the Partnership
With Exhibits:
Purchase and Sale Agreement
Tax Opinion
Fairness Opinion
Form 10-QSB for the Quarter Ended September 30, 1995
Reply Card

THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER OF THE FUND

Payment of Fee:
$125 per Exchange Act Rule 0-11(c)(1)(ii)
No offsetting fee has been previously paid
Registrant:
Far West Electric Energy Fund, L.P.
921 Executive Park Drive
Salt Lake City, Utah 84117
Tel (801) 268-4444
Fax (801) 266-5155
Correspondent:
Stanford Stoddard Smith
2921 Devon Drive
Bountiful, Utah 84010
Tel/Fax (801) 295-1444

Solicitation Statement For
Far West Electric Energy Fund, L.P.
This Solicitation of Consent is Dated January __, 1996
Voting on the Proposed Transaction will close January __, 1996
Summary
Far West Capital, Inc. ("FWC"), the general partner of the Far West Electric Energy Fund, L.P., a Delaware limited partnership (the "Fund"), hereby solicits from the limited partners of the Fund (the "Limited Partners") written consent to-
The sale of substantially all of the Fund's assets (the "Assets")
for $1,250,000;
Distribution of the proceeds of sale to the Limited Partners (estimated to be approximately $44 per limited partnership unit -
a "Unit"); and
Termination of the Fund (generally resulting in approximately $44 of taxable gain per Unit).
These three steps are collectively referred to in this Consent Solicitation as the "Proposed Transaction."
As it has reported to Limited Partners in periodic letters and reports, FWC has been seeking a purchaser for the Assets since early 1993. It recommends that the Limited Partners vote to approve the Proposed Transaction.
The following summary of certain information contained in this solicitation of consent (the "Consent Solicitation") is not intended to be complete; it is qualified in its entirety by the more detailed information contained elsewhere in this Consent Solicitation and the Exhibits hereto. Limited Partners are urged to read this Consent Solicitation and the Exhibits in their entirety.
FWC has fixed the close of business December 31, 1995, as the record date for determining the Limited Partners entitled to vote on approval or disapproval of the Proposed Transaction and for determining the Limited Partners entitled to receive the final liquidating distribution.
Table of Contents
Summary
1
The Proposed Transaction
6
The Fund
13
Federal Tax Consequences
18
Opinion of Financial Advisor
24
Exhibits
1. Purchase and Sale Agreement
1-1
2. Tax Opinion
2-1
3. Fairness Opinion
3-1
4. Form 10-QSB for quarter ending
    September 30, 1995
4-1
5. Reply Card
5-1
Cash Offer for Fund Assets
A cash offer to purchase the Fund's Assets for $1.25 million has been received from U.S. Envirosystems, Inc., a Delaware corporation ("USE"), on the terms set forth in a draft Purchase and Sale
Agreement (the "Sales Agreement," appended as Exhibit 1). This agreement was executed by the parties on December 31, 1995.
In addition, to purchasing the Steamboat 1 power plant ("SB-1"), the Fund's only power plant, USE proposes to acquire for $275,000 the adjacent SB-1A power plant ("SB-1A") from 1-A Enterprises, a Nevada general partnership controlled by the principals of FWC. Collectively, these plants are referred to as the "Power Plants"
USE delivered to FWC a non-refundable deposit of $50,000 applicable toward the purchase price of SB-1 on August 9, 1995.
Conditions of Sale
Performance of the Sales Agreement is subject to certain pre-conditions (the "Conditions of Sale"):
The Fund's Limited Partners must approve the Proposed Transaction;
and
USE must raise the capital necessary to fund the purchase of the
Power Plants through an offering of its shares; USE shares are publicly traded on the NASD OTC Bulletin Board.
Purchase Transaction Steps
To facilitate purchase of the Power Plants and related assets, USE and FWC will create a Utah limited liability company to be called Steamboat Envirosystems, L.L.C. ("SBE"), which will be owned 50% by USE and 50% by FWC.
Under the terms of SBE's operating agreement, USE will receive on a non-cumulative annual basis SBE's first available funds up to 18%
of the amount SBE raises in its contemplated public and private offerings (up to $10 million), to purchase the Power Plants and related assets and take out the balance of the Westinghouse project loan (the "Preferred Return"). Available funds in excess of this amount, if any, will be divided equally with FWC.
The major steps of the transaction include the following:
On or before March 1, 1996, FWC will establish an escrow account at a Utah bank in which it will place executed instruments conveying to SBE the Power Plants and related assets;
USE will deposit $2.525 million into the escrow account;
SBE will be formed and its operating agreement signed;
The escrowed documents and moneys will be transferred to SBE;
SBE will transfer $1.25 to the Fund for purchase of the Assets and $.275 million to 1-A for purchase of SB-1A and related assets.
All Fund and 1-A receivables and payables will be prorated as of the closing date.
Tax Opinion
A tax opinion from Robison, Hill Associates, Inc., Certified Public Accountants (the "Tax Opinion"), addresses the significant tax issues presented by the Proposed Transaction. It is summarized in the section entitled "Federal Tax Consequences" and appended in full as Exhibit 2 to this Consent Solicitation.
In brief, the authors of this opinion believe that a typical
Limited Partner able to utilize the Business credit would, over the life of the Fund, have received approximately the following (per unit of Fund ownership-a "Unit"):
A tax benefit of $299 for the Business credit;
Non-taxable cash distributions of $97;
If the Proposed Transaction is approved and completed, this Limited Partner's Form K-1 will report, in the year of closing, a cash distribution of $44 and ordinary taxable income of $44 ($559 taxable gain less $290 of suspended losses and $225 of capital loss).
Each Limited Partner's situation may vary; accordingly, partners are encouraged to consult their own tax advisers.
Opinion of Financial Advisor
An opinion respecting the fairness of the Proposed Transaction (the "Fairness Opinion") has been issued by the Fund's financial advisor, Corporate Capital Consultants Inc. ("CCC"), and appended hereto as Exhibit 3.
An independent appraiser of business assets, CCC concludes that the Proposed Transaction is fair to the Limited Partners from a financial point of view.
Vote Required to Approve the Proposed Transaction
Under sections 15.9 and 16.1 of the Fund's agreement of limited partnership (the "Partnership Agreement"), the Proposed Transaction must be approved by a majority of the units casting votes, with a quorum of at least 1% of the units participating.
Recommendation of FWC
FWC will vote its units, 5% of the total units, in favor of the Proposed Transaction, and urges Limited Partners to do likewise for two principal reasons:
In December, 1996, the income of the Fund's sole power plant, SB-1, will drop below the level necessary to cover operating expenses, pay royalties, and service debt.
On that date the rate paid by Sierra Pacific Power Company
("Sierra"), the local utility which purchases the electrical output of SB-1, declines from the current rate of 7.17 cents per kwh to short-term avoided cost rates (currently estimated to be 2.8 cents per kwh) under the terms of the Fund's power sales agreement with
Sierra. The probable result of this decrease is that the Fund will be unable to service the debt on SB-1, and the project will taken over by Westinghouse Credit Corporation ("WCC"), the primary project lender, resulting in financial loss and possible adverse tax consequences to the limited partners.
Even if current income and expense levels could be maintained, FWC believes that the Fund would face a long period of allocating taxable "paper gain" to the Limited Partners, without distributing the cash necessary to cover the amount of the associated tax. Incentive to Limited Partners to Approve
As an incentive to the Limited Partners to vote in favor of the Proposed Transaction, and contingent upon such approval, FWC will-Transfer to SBE all obligations owed by the Fund to FWC (as of
October 1, 1995, approximately $2,582,885, consisting of $1,069,270 in cash advances, $825,163 interest on those cash advances, and $688,452 owed for uncompensated services provided by FWC); and
Decline its 6.1% share of the final liquidating distribution to which it is entitled as the general partner of the Fund and a Unit holder.
This combination of transfer of debt and declination of
distribution will make it possible for the Limited Partners to receive approximately $44 in liquidating distributions if the
Proposed Transaction is consummated.
Interest of FWC and its Principals
FWC is subject to conflicts of interest in connection with the Proposed Transaction because (i) it will own a 50% interest in SBE, the purchaser of the Power Plants, and (ii) its principals will continue to own SB Geo, Inc., the operator of the Power Plants.
FWC will own 50% of SBE. Because of the Preferred Return to USE under SBE's operating agreement, it is highly unlikely that FWC will receive any income from SBE unless plant electrical output can be substantially increased and/or a very favorable new power sales agreement can be obtained.
The SBG operating agreement will provide, among other things, that
SBG will operate the Power Plants at rates competitive with those charged by other independent operators. It is expected that SBG will be able to realize a profit from these operations.
Cash to be Distributed
FWC estimates that if the Proposed Transaction is approved, the final distribution will be approximately $428,128, or a total of approximately $44 per limited partnership unit.
The exact amount to be distributed will depend in part upon the payments made to third-party creditors of the Fund at the time the business of the Fund is wound up. Such obligations currently total approximately $852,834.
As of December 1, 1995, the Fund's estimated third party debts
(debts not owed to FWC) and accounts payable, including the
estimated costs of this Consent Solicitation, total approximately $896,872. This consists of bank debt of $470,649, unpaid professional services and royalties of $385,801, and $40,422 for unpaid operating services. It is anticipated that additional obligations will be incurred before the Fund is wound up, but these may be offset in whole or part by Fund earnings and deferral of payments on the SBG account payable.
FWC will attempt to reduce the amounts paid to third-party
creditors through negotiations. If these efforts are successful, the final cash distribution to Limited Partners may be increased.
If the Fund is required by the Securities and Exchange Commission to prepare and file a Form 10-KSB for 1995, the funds available for distribution will be reduced by the additional costs incurred, estimated by FWC to be approximately $50,000.
Purchaser's Plans
USE is willing to enter the Sales Agreement despite the impending drop in the power sales rate based on its belief that it can terminate the agreement with Sierra and locate another purchaser for the projects' power at rate higher than Sierra will pay.
Further, USE plans to improve SB-1's profitability by:
Buying out the WCC loan (with a balance of approximately $4,709,541 as of October 31, 1995) at a discount; and
Spending approximately $1 million to make plant improvements and to buy out royalty interests in SB-1 at a discount.
The Fund currently lacks sufficient resources to pursue any of these measures, and in FWC's opinion has no way to obtain such resources in the foreseeable future. USE plans to take similar steps to improve the profitability of 1-A.
Costs of Consent Solicitation
All costs associated with this Consent Solicitation will be borne by the Fund. FWC estimates that such costs will total approximately
$75,000.
Management's Interest in Matters Voted On
FWC, the general partner of the Fund, owns 1% of the total
partnership interest and 530 Fund units (representing 5% of the outstanding units).
Messrs. Alan O. Melchior and Thomas A. Quinn, each owns 40% of FWC, 37.5% of 1-A Enterprises (owner of SB-1A), and 37.5% of SB Geo,
Inc. (operator of SB-1 and SB-1A). Ronald E. Burch, an FWC officer, owns 20% of FWC and 15% of SBG.
Financial and Other Information
The Fund's annual report on Form 10-KSB for the period ended
December 31, 1994 (containing audited financial statements), and quarterly reports on Form 10-QSB for the first three quarters of
1995, are incorporated herein by reference.
The Form 10-KSB, and Form 10-QSB filed June 31, 1995, have been previously mailed to the Limited Partners; the Form 10-QSB for the period ending on September 30, 1995 is appended hereto as Exhibit
4. Limited Partners may obtain additional copies of any of these reports upon request.
Responding to this Consent Solicitation
It is important that you review this proposal carefully and vote either to approve or disapprove the Proposed Transaction.
Please use the stamped, self-addressed postcard (the "Reply Card") contained in this package to convey your vote to the Fund. To be counted, your vote must be received by 5 p.m. on January 29, 1996.
The Reply Card must be dated and signed with the name or names appearing on the original subscription agreement submitted to the
Fund at the time of the initial investment in the Fund.
Consents may be revoked or changed by providing written notice to
FWC at 921 Executive Park Drive, Salt Lake City, Utah 84117, on or before the date voting is closed.
Voting
A majority vote of the units voting will bind all Partners.
Dissenting Partners have no right under Utah or Delaware law to compel the Fund or FWC to refund their investment or purchase their units should the Proposed Transaction be approved.
The Fund's 10,306 outstanding units are held by 1,106 investors. If a majority of the votes cast favor the Proposed Transaction, the
Fund shall proceed as outlined in this Consent Solicitation.
If Limited Partners approve the sale, but USE fails to raise the necessary capital or the Proposed Transaction is not completed for any other reason, FWC will seek another purchaser for the Assets. Please act promptly. Return the enclosed, stamped postcard after checking the appropriate box to indicate your approval or disapproval of the Proposed Transaction, dating the consent form, and signing your name.
The Proposed Transaction
FWC proposes that the Fund sell its assets, distribute the proceeds of sale to Limited Partners, and terminate the Fund. As a result of the dissolution, the Fund's registration pursuant to the Securities Exchange Act of 1934 and its obligation to file reports thereunder will terminate.
The Fund has received a cash offer to purchase substantially all the assets of the Fund on the terms and conditions set forth in the Sales Agreement. This agreement was executed by the parties on December 31, 1995.
The information below summarizes certain portions of the Sales Agreement which FWC believes to be significant; reference must be made to the complete copy of the Sales Agreement appended to this Consent Solicitation as Exhibit 1.
The Purchaser
Under the terms of the Sales Agreement, USE and FWC will form Steamboat Envirosystems, L.C., a Utah limited liability company ("SBE") to acquire and operate the Power Plants.
Under the terms of SBE's operating agreement, USE will receive on a non-cumulative annual basis the first SBE net earnings of up to
18% of the amount SBE raises in its public offering to purchase the Power Plants (not to exceed $10 million); earnings above this amount, if any, will be divided equally with FWC.
USE will contribute to SBE the following:
$1.25 million to purchase SB-1 and related assets;
$.275 million to purchase SB-1A and related assets;
$1 million to fund improvements in the power plants and the
purchase, at a discount, of royalty interests held by third parties in the Power Plants (these funds will be used as a reserve for operations if the royalty interests are not purchased); and
Purchase and cancellation of the $4,709,542 Westinghouse loan (the "Loan") on SB-1, receiving from the Fund the $1,016,774 debt reserve (if the Loan cannot be purchased for an acceptable price,
USE shall make all Loan payments out of USE's share of SBE's earnings).
FWC will contribute to SBE transfer of its loans and deferred fees incurred with respect to the Power Plants, and all its interest in the Fund. As of October 1, 1995, the Fund owed FWC approximately $2,550,257, consisting of $1,069,270 in cash advances, $825,163 in unpaid interest on those cash advances, and $655,824 in unpaid advances. 1A owed FWC in excess of $950,000, consisting of construction loans with an approximate principal balance of
$632,000, cash advances of approximately $88,000, and interest on the foregoing.
Parties to the Sales Agreement
Listed below are the parties to the Sales Agreement, together with a brief description of each.
Far West Electric Energy Fund, L.P. (the "Fund") is a Delaware
limited partnership with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117 (see "The Fund"). The Fund is publicly held by approximately 1,100 unit holders; Fund units are not publicly traded. The Fund is the owner of SB-1 and related assets, and owns a royalty interest in SB-1A.
Far West Capital, Inc. ("FWC") is a privately held Utah corporation with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117. It is the general partner of the Fund. Its shareholders are Alan O. Melchior, Thomas A. Quinn, and Ronald E. Burch, who are also the major stockholders in SB Geo, Inc., and partners in 1-A Enterprises, described below.
U.S. Envirosystems, Inc. ("USE"), is a Delaware corporation
engaging in the business of developing, owning and operating co-generation and independent power facilities in the United States and overseas. Its offices are located at 515 North Flagler Drive, Suite 202, West Palm Beach, Florida 33401. Its stock is publicly traded on the NASDAQ OTC Bulletin Board under the symbol "USEN." Steamboat Envirosystems, L.C. ("SBE"), will be a Utah limited liability company, qualified to do business in Nevada, with its principal place of business located at 921 Executive Park Drive,
Suite B, Salt Lake City, UT 84117. SBE will be formed by USE and
FWC to purchase the Fund's Assets.
1-A Enterprises ("1-A") is a Nevada general partnership which owns a geothermal power plant commonly referred to as SB-1A which is located adjacent to the SB-1 power plant. The SB-1A power plant, put on line in 1989, utilizes the tail stream from the SB-1 plant to produce power. It has a nominal capacity of approximately 1.6 kwh, and on average produces approximately 14 million kwh per year.

Because SB-1A utilizes brine produced from SB-1 wells to produce power, SB-1A pays a pumping charge and royalty to the Fund, which constitute part of the Assets which SBE will purchase from the Fund. The Fund received $144,000 in pumping charges and royalties from 1-A in 1995.
SB Geo, Inc. ("SBG") is a Utah corporation with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City,
Utah 84117. SBG currently operates SB-1 and SB-1A under a contract which provides that SBG does not make a profit on the operations of those plants. In 1995, the Fund is expected to accrue obligations to SBC of $419,200 for fixed operations and maintenance expenses and $211,872 for variable expenses.
If the Proposed Transaction is consummated, SBE and SBG will execute an operating agreement pursuant to which SBG will operate the SB-1 and SB-1A geothermal power plants for SBE at rates competitive with rates charged by other independent power plant operators.
Purchase of Assets
Under the Sales Agreement, SBE proposes to purchase the Power
Plants and all related assets.
SB-1
The Fund owns a geothermal power plant located within the Steamboat Springs Known Geothermal Resource Area located roughly 10 miles due south of downtown Reno, Nevada near the intersection of U.S. 395 and the Mount Rose Highway. This SB-1 plant has a nominal net capacity of approximately 4 MW and produces on the average approximately 37.8 million kwh per year.
 SB-1 sells its output under a twenty year power purchase agreement with Sierra Pacific Power Company ("Sierra"), the local public utility. That power purchase agreement provides in part that SB-1 will be paid 7.17 cents per kwh for the first ten years of commercial operation and short-term avoided cost for the second ten years of operation.
When SB-1 began commercial operations in December of 1986, it was estimated by the parties that short-term avoided cost at the beginning of the second ten years of commercial operation would be in the 5-6 cents per kwh range. At present, however, Sierra's short-term avoided cost is approximately 2.8 cents per kwh.
It is the opinion of FWC that the SB-1 plant cannot sell its output at 2.8 cents and generate sufficient revenues to pay operating expenses and royalties, and service project debt.
As of October 1, 1995 there was a balance of $4,709,542 on the Westinghouse loan on SB-1 and a $1,016,774 debt reserve for the Loan held in escrow. In addition the Fund owes FWC approximately $2,550,257 consisting of $1,069,269 in cash advances, $825,163 in unpaid interest on those cash advances and $655,824 in unpaid services.
SB-1A
SB-1A sells its output to Sierra under a thirty year power purchase agreement. Pursuant to that agreement during the first ten years of commercial operation, which began in December of 1988, SB-1A is paid a floating rate for energy and capacity based on the movement of two different indices.
At present SB-1A is paid one rate for capacity and another for energy. These rates vary at different times of the year. During
1995 the annual blended rate paid for SB-1A's output has been
0.05433 cents per kwh. During the balance of the power purchase agreement beginning December of 1998, SB-1A will be paid for its output at Sierra's short-term avoided cost which presently approximates 2.8 cents per kwh.
1-A does not believe that SB-1A can sell its output at 2.8 cents per kwh and generate sufficient revenues to pay operating expenses, pumping charges, royalties, and debt service.
As of October 1, 1995 there was a balance due on the Westinghouse loan on SB-1A of $1,746,470 and a debt reserve held in escrow of $79,869. In addition 1-A owes FWC in excess of $950,000 representing (i) the balance and accrued interest due on a loan made in connection with the construction of the SB-1A plant with a principal balance of approximately $632,000), (ii) cash advances of approximately $88,000, and (iii) interest on the foregoing.
Other Assets
The assets to be sold also include, without limitation, supplies, inventory, plant, equipment, receivables and property; tangible and intangible, real and personal including without limitation permits, licenses, policies, contracts, choses in action, records, reports, documents, computer records, power sales agreements, leases, subleases, designs, operating records, bank accounts, escrow accounts, funds, wells, rights to brine, and any other rights held by the Fund or 1-A which are used or useful or pertain to the ownership, operation and maintenance of the SB-1 and SB-1A geothermal power plants owned by the Fund and 1-A.
Negotiations to Modify the Power Sales Agreements
FWC has initiated discussions with Sierra concerning renegotiating the power purchase agreements applicable to the SB-1 and SB-1A power plants, in an attempt to increase the rate to be paid for the power generated by those plants during the period following the first ten years of commercial operations.
At this point FWC is not optimistic that attempts to renegotiate the power purchase agreement will be successful.
It may be possible for the owner of the Power Plants to terminate the power purchase agreement with Sierra and find another market for the output of SB-1 and SB-1A at a price that would exceed
Sierra's short-term avoided cost rate, but the possibility of that result is unknown.
Cash Deposit
On August 9, 1995, USE paid to FWC a non-refundable deposit of $50,000 towards the purchase of SB-1. This deposits will be used by FWC to defray the cost of preparation and mailing of this Consent Solicitation and associated documents.
Conditions of Sale
Performance of the Sales Agreement is subject to certain conditions precedent ("Conditions of Sale"):
USE raises approximately $10,000,000 in public or private securities offerings; and
A majority of the Fund's Limited Partnership interest which votes in response to this Consent Solicitation approves the Proposed Transaction.
Steps of the Sales Transaction
The Proposed Transaction consists of the following steps:
1. On or before March 1, 1995, FWC will establish an escrow account at a Utah bank in which it will place executed instruments conveying to SBE Power Plants and related assets. These assets shall be free and clear of all claims or encumbrances except those identified in the Sales Agreement.
2. USE will deposit $2.525 million into the escrow account, SBE will be formed, its operating agreement will be executed by USE and FWC, and the moneys and instruments of conveyance will be released to SBE.
3. SBE will (i) transfer $1.25 to the Fund for purchase of the Assets, (ii) transfer $.275 million to 1-A for purchase of SB-1A and related assets, and (iii) retain $1 million for plant improvements and possible buy-out of royalty rights in the Power
Plants.
4. All Fund and 1-A receivables, payables, and liabilities shall be prorated as of the closing date. SBE shall immediately assume responsibility for all direct obligations and liabilities associated with the ownership and operation of the SB-1 and SB-1A power plants including, without limitation, operating costs, royalties, debt service (if any), back feed electricity, interconnect fees, etc.
5. SBG will begin operating the SB-1 and SB-1A power plants at rates competitive with those charged by independent operators.
6. The Fund will pay its obligations to third parties, distribute the balance of the purchase price to the Limited Partners, and the Fund will be terminated.
Incentive Offered to Limited Partners
As an incentive to the Limited Partners to vote in favor of the Proposed Transaction, and contingent upon such approval, FWC will:
Transfer to SBE all debts owed by the Fund to FWC. As of October 1, 1995, this debt was approximately $2,550,257, consisting of $1,069,269 in cash advances, $825,163 interest on those cash advances, and $655,824 owed for uncompensated services provided to the Fund by FWC; and
Decline its share of any final distribution. But for this declination, FWC as a general partner and holder of units would be entitled to receive 6.1% of the cash to be distributed in the final distribution.
By re-directing these moneys from itself to the other Fund unit holders, FWC believes it is doing everything in its power to maximize the cash distributions to the Limited Partners.
Third Party Debts
As of December 1, 1995, the Fund's estimated third party debts
(debts not owed to FWC) and accounts payable, including the estimated costs of this Consent Solicitation, total approximately $896,872. This consists of bank debt of $470,649, unpaid professional services and royalties of $385,801, and $40,422 for unpaid operating services.
Cash to be Distributed
FWC estimates that if the Limited Partners approve the Proposed Transaction the final distribution to Limited Partners will be a total of $428,128, or a total of approximately $44 per limited partnership unit. This amount will vary depending on the final outcome of negotiations with Fund creditors.
Improvement of Power Plants and Purchase of Royalty Interests
A total of $1,000,000 of the $2,525,000 contributed to SBE by USE shall be used to finance improvements in the Power Plants and attempt to buy at a discount the gross royalties and net revenue royalties owned by GDA, Benson, Helzel and Schwartzoff and Ormat, Inc. in the projects (see Exhibit 1). Any amounts not utilized for those purposes shall be retained in the accounts of SBE to be used in the operation and maintenance of the SB-1 and SB-1A power plants.
Purchase of Debt
USE has negotiated to purchase the position of Westinghouse Credit Corporation, the primary lender on both the SB-1 and SB-1A projects. USE expects to acquire the total Westinghouse loan balance ($6,456,012 as of October 1, 1995) at a discount.
At its election, USE may contribute that debt position to SBE as a part of its capital contribution to SBE. If that is done, SBE may cancel the debt and all related encumbrances on the SB-1 and SB-1A projects. If so contributed and canceled, SBE shall immediately assign to USE all of its right, title and interest in and to the funds held in the SB-1 and SB-1A loan reserves. As of October 1, 1995, these reserves totaled $1,096,643.
Liabilities Not Assumed
All operating expenses, royalties, taxes, and other Fund obligations shall be prorated between the SBE, the Fund, and 1-A as of the closing date.
The parties to the Sales Agreement are not assuming any of the following liabilities, contracts, commitments and other obligations of any other party to the Sales Agreement.
Any obligations or liabilities of any other party arising under the Sales Agreement;
Any obligation of any other party to the Sales Agreement for federal, state or local tax liability (including interest and penalties) arising from the operation of SB-1 or SB-1A by SBG, FWC, the Fund or 1-A up to the closing date or arising out of the sale by the Fund or 1-A of their assets;
Any obligation of the Fund or 1-A for any transfer, sales or other taxes, fees or levies arising out of the sale of assets;
Any obligation of the Fund or 1-A for expenses incurred in connection with the sale of the assets.
All real or personal property taxes attributable to any of the assets shall be prorated as of the closing date; any transfer, sales, use or other tax, including any real estate excise tax or transfer, filing or recording fees, payable upon or with respect to the sale of the assets hereunder shall be paid when due by SBE. Warranties of the Fund
As required by the Sales Agreement, the Fund and 1-A warrant that to the best of their knowledge:
The assets will be duly and validly transferred to SBE and upon the delivery to SBE of appropriate documents; SBE will have good and marketable title to the assets, free and clear of all liens, claims, encumbrances and other rights of third parties except for certain interests listed in Exhibit B to the Sales Agreement.
There are no pending or threatened claims that are or could be asserted against the Fund which relate to any toxic or hazardous substance having been improperly generated, handled, released (or threatened to be released), treated, stored or disposed of, or otherwise deposited in, on, beneath or in close proximity to the real property upon which the Power Plants are constructed including, without limitation, the surface waters and subsurface waters thereof. There are no underground tanks that are or have been located on, in or in close proximity to the plant site. There are no pending or threatened environmental claims that are or could be asserted against the Fund or 1-A or its predecessors, which relate to the plant site.
There is no suit, action or proceeding pending or threatened against the Fund or 1-A, and there is no judgment, order, injunction, decree, regulation or ruling of any court or governmental department, commission, agency, instrumentality or arbitration outstanding against the Fund or 1-A having or which, insofar as can be foreseen in the future, may have any adverse effect on the operation and use of the Power Plants.
There are no existing conditions at the Power Plant sites that could cause those sites to become in violation of, or in noncompliance with, any governmental rule or regulation.
The Fund and 1-A have complied in all material respects with all of the applicable rules, regulations and requirements of all governmental licenses, permits and authorizations held by each entity in connection with the ownership, development and operation of their respective power plants. All information and disclosures made on any applications for licenses, permits or authorizations were true when made. Neither the Fund nor 1-A has any knowledge of any claimed violations from any governmental agency or any other person with respect to the licenses, permits and authorizations held by them in connection with the operation of the Power Plants and neither the Fund nor 1-A has any knowledge that any condition exists which may give rise to a claim of violation in the future.
All of the permits and contracts associated with the ownership and operation of the Power Plants are in good standing and in full force and effect, and there has been no material adverse change in the status of the permits and contracts which threatens, restricts or prohibits the operation of the power plants.
Warranties of USE
USE warrants that:
It is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is authorized or licensed to do business in all other jurisdictions in which the failure so to qualify would have a material and adverse impact on its business or properties. USE has the power and authority to carry on its business as now conducted and as proposed to be conducted.
All necessary actions on the part of USE necessary for the authorization, execution, delivery and performance of the Sales Agreement and the consummation of the transactions contemplated in the Sales Agreement will be taken prior to closing. The Sales
Agreement shall constitute the legal, valid and binding obligation of USE, enforceable against USE in accordance with its terms.
Additional Documents of Transfer
Upon the reasonable request of SBE the parties shall execute, acknowledge, and deliver all such further documents as may be required to convey and transfer to and vest in SBE and protect its right, title and interest in all of the assets purchased pursuant to the Sales Agreement, and as may be otherwise appropriate to carry out the transactions contemplated by the Sales Agreement.
At closing SBE shall receive a report from First American Title
Company of Reno indicating that there are no mortgages, claims, liens, charges, encumbrances security interests, restrictions on use or transfer or other defects of record with respect to the Power Plants other than as set forth in Exhibit B to the Sales Agreement.
Other Provisions
The Sales Agreement contains several other provisions, among which are the following:
The Sales Agreement may not be amended or modified except in a writing signed by each of the parties.
Each party to the Sales Agreement will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm or corporation employed or retained by, or claiming to be employed or retained by, the indemnifying party to bring about, or to represent it in, the transactions contemplated therein.
Each party will pay all expenses incurred by it and in connection with the negotiation, execution and performance of the Sales
Agreement, whether or not the transactions contemplated therein are consummated, including the fees and expenses of agents, representatives, accountants and counsel for each party.
Time is of the essence of the Sales Agreement and each and every covenant, condition and provision of the Sales Agreement.
Any dispute arising under the Sales Agreement which the parties cannot resolve amicably, will first be mediated and if that process does not resolve the dispute, the dispute will be submitted to binding arbitration. Such mediation and arbitration will take place in Salt Lake City, Utah in accordance with the Rules of the American Arbitration Association and the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled.
The Fund
Organization
Far West Electric Energy Fund L.P., a Delaware limited partnership
(the "Fund"), was originally organized in September 1984 under the Uniform Limited Partnership Act of Utah as Far West Hydroelectric
Fund, Ltd. Its general partners were Far West Capital, Inc.
("FWC"), Alan O. Melchoir, and Thomas A. Quinn.
The principal revenue-producing activities of the Fund commenced as of December 31, 1985, following the completion in November 1985 of a public offering of its units of limited partnership interests registered under the Securities Act of 1933.
On December 20, 1988, the Fund changed its name to Far West
Electric Energy Fund, L.P. and changed its domicile to Delaware.
Messrs. Melchior and Quinn resigned as individual general partners of the Fund effective January 1, 1995, leaving FWC as the sole general partner.
Since 1986, the Fund has realized significant revenues from its business of selling power generated by its plants to public utilities pursuant to the Public Utility Regulatory Policies Act ("PURPA"), and in accordance with regulations of the Federal Energy Regulatory Commission ("FERC") and of the state public utility commissions of Idaho and Nevada.
Management
The Fund has no employees, but relies on the staff of FWC and Messrs. Melchoir, Quinn, and Burch, who are officers, directors, and shareholders of FWC and SBG.
The following individuals are the principal officers and directors, and sole shareholders of FWC.
Alan O. Melchior, President and Director of FWC, age 47. Mr.
Melchior was a founder of FWC, which was organized in May, 1983. He has been its President since its inception. From December, 1981 to May, 1983, he was an account executive with Westlake Securities, Inc., of Angora Hills, California. Mr. Melchior received a B.S. in business from Brigham Young University in 1971 and an M.B.A. degree from the University of Utah in 1974.
Thomas A. Quinn, Vice President, General Counsel and Director of
FWC, age 59. Mr. Quinn was also a founder of FWC. Since February,
1985, Mr. Quinn has been serving full-time in his capacities with FWC. From 1968 to February, 1985, he was engaged in the private practice of law in Salt Lake City, Utah. He received a B.S. degree in political science from Brigham Young University in 1959, and a Juris Doctor, with honors, from George Washington University Law
School in 1963.
Messrs. Melchior and Quinn each own 40% of FWC, 37.5% of 1-A
Enterprises (owner of SB-1A), and 37.5% of SB Geo, Inc. (operator of SB-1 and SB-1A). Ronald E. Burch owns 20% of FWC and 15% of SBG.

The principal asset of the Fund is the single electric power generation plant described below. The Fund previously owned a small hydroelectric plant near Twin Falls, Idaho, known as the Crystal Springs Hydroelectric Plant which was sold in March, 1995.
The Steamboat Springs
Thermal-hydroelectric Plant
The Steamboat Springs Plant ("SB-1") is located ten miles south of Reno, Nevada on property leased from Sierra Pacific Power Company pursuant to a Geothermal Resource Lease in the Steamboat Known Geothermal Resource Area.
The plant has gross capacity of approximately 6.5 megawatts and consists of seven separate modules, utilizing binary rankine cycle turbines. The Fund purchased SB-1 from Ormat, Inc. ("Ormat") in 1985.
The Operator of SB-1
The present operating agreement provides for SB Geo, Inc. ("SBG"), an affiliate of FWC, to operate and maintain the SB-1 plant for a period of 10 years. SBG operates the plant on a no profit basis (salaries and expenses only).
While this change of operators generally has brought increased power production and lower operating costs, the Fund incurred increased cost associated with equipment repairs that otherwise would have been covered by the Ormat warranty.
In October 1991, the Fund assigned its 77% ownership interest in SBG, and 1-A Enterprises assigned its 23% ownership in SBG, to Messrs. Melchior and Quinn, who accepted the assignments and SBG's liabilities.
According to an independent valuation firm, SBG had no value as of the transfer date due to its obligations and its cost basis operating status. Consequently, no gain or loss was recognized as a result of the assignment.
Fund Revenues from the
1-A Plant
The 1-A geothermal plant ("1-A") is located adjacent to the Steamboat Springs Plant. 1-A consists of two separate modules, utilizing binary rankine cycle turbines with a combined net output of 1.6 megawatts.
1-A was originally a Steamboat Springs expansion project, but was sold in 1988 to a general partnership entitled 1-A Enterprises which is owned 75% by Alan O. Melchior and Thomas A. Quinn. Until their resignation effective January 1, 1995, these gentlemen were individual general partners of the Fund; they are currently officers and shareholders of FWC.
Use of the geothermal resource by 1-A has no adverse effect on the operation or earnings of SB-1.
In a Second Amendment to Geothermal Resources Lease, provision was made to accommodate 1-A on the SB-1 lease. A Geothermal Resources Sublease was entered into granting rights and defining terms and conditions for the siting and operation of 1-A and setting forth a method of calculating royalty payments to be made to the Fund. This Sublease was Revised and Restated on October 9, 1989.
As consideration for the sale of 1-A rights to 1-A Enterprises, the Fund received a royalty interest in the net operating income of 1-A. Such royalties equal 10% in 1988 through 1992, 15% in 1993 through 1998, 40% in 1999 through 2010, and 45% in 2011, and thereafter.
The Fund is paid an amount equivalent to the net profit that would be realized by the Fund if 1-A were bearing 150 kwh of parasitic power load (power consumed by the plant itself).
The net profit equivalent is calculated as follows: 1,200,000 kwh x the rate at which power is sold to Sierra Pacific Power Company under the power purchase agreement applicable to 1-A, less any royalties, note payments, or net revenue interest or other expenses associated with or payable out of such additional revenues assuming that 1-A produced an additional 1,200,000 kwh per annum.
The total royalty payments and pumping charges paid by 1-A to the Fund were $95,000 in 1989, $94,000 in 1990, $115,000 in 1991,
$102,000 in 1992, $135,000 in 1993, $144,000 in 1994, and $144,000
in 1995.
As described in the Sales Agreement, SBE will also purchase the SB-1A power plant, which currently pays pumping charges and royalties to the Fund, as described above. These rights to royalties and pumping charges are included in the assets being sold by the Fund, and were included in calculating the value of the assets being sold..
Long-term Debt
In January 1990, the Fund received the proceeds of an $8,000,000 non-recourse refinancing of SB-1 with Westinghouse Credit Corporation ("WCC"). The WCC loan, which is secured by the Project assets including the resource lease, plant and equipment and related contract rights, bears interest at 11.5% per annum and must be repaid over ten years in 40 quarterly payments of principal and interest.
On October 23, 1992 WCC gave the Fund a notice of default with regard to the long-term financing of the project. The default occurred because-
The Fund allowed the reserve account to fall below $1 million plus an additional $70,000 annually for 7 years (together with interest) as required by the terms of the loan; and The Ormat arbitration award exceeded $25,000, breaching a loan requirement.
Since that date the parties have met in negotiations on several occasions. There has been no resolution of the default, but Westinghouse has taken no action.
Simultaneously with its January 17, 1990 loan to the Fund, WCC made a $3 million non-recourse loan to 1-A on the same terms as the loan made to the Fund, but secured by the assets associated with 1-A. Of this amount, $400,000 has been reloaned by 1-A Enterprises to the Fund on the same terms the Fund received from WCC.
Fund Financial Position
As shown in the Fund's last audited financial statements (for the year ended December 31, 1994 delivered to the Limited Partners in the December 31, 1994 Form 10-K), the Fund's current liabilities exceed current assets by $9,191,000. Of this amount, $5,340,000 relates to the note default involving the Steamboat Springs Plant with WCC.
Cumulative losses for the three-year period ended December 31, 1994 amounted to $614,000 before extraordinary items. The principal cause of these losses was expenses associated with poor plant performance and higher than expected operating and maintenance expenses due primarily to Ormat's refusal to honor its warranty obligations, litigation and administrative proceedings, and unanticipated lower revenues.
Fund Operations
In 1987 the Steamboat Springs Plant produced electric power and generated revenues at approximately 75% of expected operating levels. The production shortfall was primarily due to shutdowns required to effect certain equipment changes and modifications, and to operation of that plant at a lower level than expected.
FWC determined that to achieve the expected capacity and the performance requirements specified in the plant's purchase contract, the vendor/operator would have to install additional equipment and make some modifications to existing equipment. These corrections were made at no cost to the Fund (although the down-time for modifications and testing impacted revenues). The modifications and repairs were completed in the summer of 1988, and the Fund was informed by Ormat that the plant was performing at a level that would produce 42,000,000 kwh per year.
The Steamboat Springs Plant increased production of electric power from 32,797,000 kwh in 1987 to 36,142,000 kwh in 1988. Ormat, the
vendor/operator of the plant, installed additional equipment and made equipment modifications which increased the plant's capacity and performance. These additions and modifications were made at no additional cost to the Fund.
In 1989 the Steamboat Springs Plant produced $2,564,000 in gross revenues which was $448,000 and $576,000 less than would have been received under the Ormat projected 42,000,000 kwh and 43,800,000 kwh agreed to under the purchase agreement per year respectively. After reviewing plant performance with independent consultants, FWC concluded that the deficiencies in plant performance were attributable to both poor operating practices employed by Ormat, the former operator, and certain problems in plant design. Consequently, FWC notified Ormat that the Fund believed that Ormat was in default under both its Operating and Purchase Agreements with the Fund. FWC replaced Ormat as plant operator on October 11, 1990, and sought redress for plant deficiencies under the arbitration clause of the Purchase Agreement. Arbitration proceedings began October 29, 1990.
The arbitration panel denied the bulk of the Fund's claims and Ormat's counter claims. The Fund was awarded $175,000 for well field problems, and Ormat was awarded $254,000 for unpaid operating and warranty service, the payment of which had been withheld pending the completion of the Arbitration. The parties have all complied with the ruling of the Arbitrators, including payment of all awards.
In 1990 the plant produced $2,765,000 in gross revenues which was an increase over 1989's revenues, but about $247,000 and $376,000 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively.
In 1991 the plant produced $2,791,000 in gross revenues which was $220,000 and $349,000 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively.
In 1992 the plant produced about $2,360,000 in gross revenues which was $651,400 and $780,460 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively. The poor performance in 1992 was directly due to excessive equipment failures and breakdowns which resulted in plant downtime.

In 1993 the plant produced $2,625,000 in gross revenues which was an increase over 1992's revenues but about $386,391 and $515,451 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively.
In 1994 the plant produced $2,564,000 in gross revenues, a decrease of $446,906 from the prior year and $575,966 less than projected. In 1995 production was $2,580,000, an increase of $431,060 over the prior year, but $560,120 less than projected.
The following table shows the annual production for SB-1; it does not include SB-1A production:

 of construction loans with an approximate principal balan,e of $632,000, cash advanes Agreement
Listed below are the parties to the Sales Agreement, together with
a bri9d   e38ription of each.
Far W+.94%ric Energy Fund, L.P. (the "Fund") is alaware limited partnership with its principa994 place of business at 921 Executive Park Drive, Suite B, Salt Lake City,
Compensation of the General Partner
Pursuant to the Amended and Restated Agreement of Limited Partnership of Far West Electric Energy Fund, L.P., as consideration for providing management services to the Fund, FWC is entitled to the following compensation:
A one percent (1%) interest in the profits, losses, and net income of the Fund; and
Units equal to five percent (5%) of the units outstanding, to be increased proportionately if and as additional units are issued in the future (currently, 530 units);
If and when units are listed for public trading, or the Limited Partners have received an amount equal to their capital contributions to the Fund (reduced by the amount of tax credits allocated to the Limited Partners) together with a sum equal to a cumulative annual return of 8%, FWC shall receive additional units equal to ten percent (10%) of the units outstanding, and a total of 15% of any new units issued.
Reasonable compensation in connection with the purchase of projects from FWC or its affiliates, and provision of services to the Fund which are normally provided by outside consultants, provided any such payments are competitive with charges for similar projects or services.
Reimbursement on a monthly basis for all direct expenses it incurs on behalf of the Fund and for that portion of its administrative expenses allocable to the Fund.
Moneys Owed To FWC
Because SB-1 output has been below the anticipated level, and because of higher than anticipated operating expenses, FWC has deferred compensation due to it from the Fund, and has advanced moneys to the Fund, as shown on the following table:

h 84117 (see "The Fund"). Fund is publicl    1990 -    42,000
imately 1,100 unit holders; Fund units are not publicly traded. The Fund is he owner of SB-1 and related assets, and owns royalty interest in SB-1A.
Far West Cd to acc
 The FWC loans to the Fund are unsecured, accrue interest at 13%, and are payable upon demand.
Federal Income Tax Consequences
This description of certain federal income tax consequences of the proposed sale of the assets of the Fund is included solely for the information of the Limited Partners. No information is provided with respect to the consequences of any applicable state, local or foreign tax laws.
Applicability of the minimum tax and other tax consequences of the proposed sale to a Limited Partner may depend upon the individual situation of the Partner. Therefore, each Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the proposed sale to such Partner.
General Considerations
The following summary of the major income tax consequences of the proposed sale is based, with respect to U.S. tax consequences, on the pertinent provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable regulations promulgated by the Treasury Department under the Code (the "Regulations"), judicial and administrative interpretations of the Code and Regulations. Each Partner of the Fund should be aware that the Code, the Regulations and interpretations are subject to change and that such changes may be given retroactive effect.
The Revenue Reconciliation Act of 1990 (the "1990 Act") changes the tax rates imposed upon individuals commencing January 1, 1991. The new tax law imposes a 36% marginal tax rate plus a surtax resulting in a 39.6% rate rather than a generally imposed 28% marginal tax bracket on individual taxpayers, increases the alternative minimum tax rate to 24% (rather than the previous rate of 21%), and phases out personal exemptions and itemized deductions for persons with substantial income.
The 1990 Act also limits the tax rate on long-term capital gains to 28% The 1990 Act itself does not have an effect upon the opinion of the Tax Advisor items (a) through (g) set forth below, but owners of limited partnership units should be aware that the changes set forth in the 1990 Act could have an effect on the rates imposed on the taxpayer.
The Partners in the Fund are variously; corporations, individuals, partnerships and nominees. Each type of entity may be taxed at different rates or be taxed based on different sections of the Code or Regulations. It is not feasible to comment on all of the federal income tax consequences of the proposed sale.
This summary has been prepared based on the opinion of the Fund's tax advisor, the Code, and the Regulations as now in effect and the current judicial and administrative interpretations thereof.
There can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the Regulations set forth below. The following summary does not include any discussion with respect to the consequences of the proposed sale under state and local taxation laws and regulations.
Opinion of Tax Advisor
The Tax Advisor to the Fund, Robison, Hill & Co. (a professional corporation), has issued an opinion addressing certain tax consequences of the proposed sale of the assets of the Fund. A complete copy of the Tax Advisor's opinion is included in the exhibits to this proxy statement. The opinion is to the effect that if the sale occurs as set forth in the Purchase and Sale Agreement and as described herein, it is more likely than not:
(a) The proposed sale will result in dissolution of the partnership under the Certificate and Agreement of Limited Partnership of Far West Hydroelectric Fund L.P.
(b) Any cash received by the Limited Partners of the Fund will be treated as having been received in redemption of the limited partner units so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the units surrendered in exchange thereof.
(c) The partnership is not a "generic" tax shelter under the two-pronged test and loss if any will be allowed.
(d) The $100,000 cancellation of indebtedness from First Security Bank will result in taxable income and increase earnings and profits to the Fund.
(e) The debt to FWC will be transferred to equity in the new entity and is not forgiveness of debt and should not be recognized as a distribution of money by the partnership to the Limited Partners.
(f) Partners that did not receive tax benefits from the energy tax credit are entitled to 50% of the basis reduction as a credit on their income tax return.
(g) Because the Fund records income on an accrual basis for tax purposes there will not be any unrealized receivables or appreciated inventory sold that should be recognized as ordinary income.
An opinion of a tax practitioner is not binding upon the IRS or the Courts. It is uncertain whether the IRS would issue a favorable ruling on the Proposed Sale. An opinion of Tax Advisors does not provide the same degree of assurance with respect to the consequences of a transaction as would a private letter ruling from the IRS.
The Tax Advisor's opinion is subject to a number of assumptions and qualifications that are critical to the opinion and is based on certain factual assumptions, and upon certain representations and assurances made by FWC, the Fund, USE and SBE. If such factual information or the representations, warranties, or assumptions are not true when made or subsequently change, the Tax Advisor's opinion may be inapplicable. Robison, Hill & Co. has expressed no opinion concerning the consequences of the proposed sale on the Limited Partners under applicable state or local income tax laws. Calculation of Individual Partner Per Unit Cost Basis
Based on the information provided from the Schedule K of Form 1065 as was filed by the Fund, a per-unit basis of original issued units ($1,000 per Unit) would be as indicated on the table below.

(See table on paper filing)

The preceding table assumes that the Limited Partner is an individual and was unable to deduct some of the losses at the times they were incurred either because of the basis limitations or the passive loss limitations.
In summary, assuming that the partner was able to utilize the Business credit, the partner should have-
Received a tax benefit of $299 for the Business credit
Received non-taxable cash distributions of $97
If the proposed transaction is approved and completed, this Limited Partner's Form K-1 will report ordinary income of $44 ($559 income less $290 of suspended losses and $225 of capital loss).
Each Limited Partner's situation may vary from the above assumptions, accordingly, partners are encouraged to consult their own tax advisers.
Reduction of Basis
The Fund elected to reduce basis of property for which the energy credit was claimed by 50% of the energy credit (Code Sec. 50). The reduced basis was used in determining depreciation and gain on the disposition of property.
In the event that a partner did not realize a tax benefit from the investment credit for which a downward basis adjustment was made, a deduction is allowed under Code Sec. 196 to the taxpayer for 50% of the unused energy credit attributable to the basis reduction.
The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or part, by other matters unrelated to the Proposed Sale or by unique characteristics of the particular taxpayer.
Accordingly, partners are encouraged to consult their tax advisers if they are or might be subject to such taxes.
Taxation of Partnerships in General
The partnership is not subject to federal income tax, it is an entity which income or loss "flows through" to partners who are taxable in their individual capacities on their distributive shares of partnership taxable income. However, the partnership is a tax reporting entity that must make an annual return of partnership income or loss.
Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement (Code Sec. 6222).
The consistency requirement may be waived if the partner files a statement (Form 8082) identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.
A partner is generally not taxed on distribution of cash or property received from the partnership, except to the extent that any money distributed exceeds the partner's adjusted basis in its partnership interest immediately before the distribution (Code
Section 706(a)).
Each partner generally must account for its distributive share of partnership taxable income in computing its income tax; thus, the basis in its partnership interest is increased by its distributive share of partnership taxable income.
It is this basis increase that generally allows distributions of taxable income to be made without recognition of gain, since the basis increase generally offsets corresponding decreases in basis that result from such distributions (Code Secs. 705 and 731(a)). Deductibility of Losses
The benefit of the net operating loss deduction is not allowed to the partnership, but only to the partners. For purposes of determining its individual net operating loss, each partner takes into account its distributive share of income, gain, losses, deductions, or credits of the partnership as if each item were realized directly from the source from which realized by the partnership, or incurred in the same manner as incurred by the partnership (Reg. 1.702-2).
Limitations on Deductibility of Losses
There are three commonly encountered limitations on a partner's ability to take into account its share of a partnership's loss in computing its individual tax liability. A partner is entitled to deduct its share of the partnership's loss only after satisfying all three of these rules.
Since the adoption of the 1954 Code through the present, the partnership taxation rules have limited a partner's deductible share of losses to its basis in its partnership interest.
Since 1976, the at-risk rules have limited a partner's deduction for its share of losses to the amount it is considered to be economically at-risk in the venture.
Beginning with the effective date of the Tax reform Act of 1986, if a partner's share of the partnership's losses are considered
"passive losses," the partner must combine them with its passive losses from other sources and is allowed to deduct the total only to the extent of its passive income from all sources.
Losses that are disallowed due to any of these three limitations are deductible in the year of the termination of a partnership interest.
Capital Gain or Loss
A decrease in a partner's share of partnership liabilities is treated as a distribution of money by the partnership, which decreases the distributee partner's basis in its partnership interest (but not below zero) (Code Secs. 733 and 752(b)). When a partner's basis has been reduced to zero, such "deemed distributions" can result in the recognition of gain.
Partners' shares of partnership liabilities (and corresponding allocations of basis) depend upon whether the liability is "recourse" or "nonrecourse." In addition, separate rules apply in the case of nonrecourse debts of the partnership if a partner is the lender or has guaranteed repayment of the debt.
A limited partner cannot be allocated recourse liabilities in excess of its capital contribution unless it has agreed to restore any deficit in its capital account. Article VIII of the partnership agreement states that the "units are not subject to assessment." Nonrecourse liabilities are those for which no partner bears the economic risk of loss.
Cancellation of Indebtedness
Cancellation of indebtedness usually results in taxable income and increases earnings and profits. However, where the creditor's adjusted basis in the debt is at least equal to the principal amount of the debt forgiven, the forgiveness of debt by a creditor-shareholder may be a capital contribution that doesn't increase earnings and profits.
But, in the absence of evidence indicating an intent to make a capital contribution, the cancellation of indebtedness increases earnings and profits (Rev. Rul. 58-546).
Termination of the Fund
The tax year of the partnership closes if there has been a termination of the partnership. Article XVII (ii) of the Certificate and Agreement of Limited Partnership states that the sale of substantially all the assets of the Fund shall work an immediate dissolution of the Fund.
The partnership agreement of the Fund states that the "holders of the units shall continue to share profits and or losses during the period of liquidation in the same proportion as before the dissolution.
Upon the completion of the liquidation of the partnership, the partnership must file a short-period return for the resulting short tax year. Code Section 708 provides that termination occurs only if the business activities of the partnership are no longer carried on by any of the partners or that at least one-half of the total interest in partnership capital and profits is sold within a 12-month period.
Such sale or exchange includes a sale or exchange to another member of the partnership and the exchange of the interest in one partnership for an interest in another partnership (or limited liability company).
A partnership is considered a continuing entity and observes its regular tax year unless it is terminated under the rules above, accordingly, the dissolution or liquidation of the partnership under state law does not necessarily cause a partnership's tax year to close (Reg. 1.706-1(c)).
Effect of Liquidation
In the case of a liquidating partnership, a relatively simple set of rules governs the distributee's gain, loss, and basis in distributed assets, if there are no disproportionate distributions of unrealized receivables and substantially appreciated inventory items. There are no tax consequences to the partnership.
If unrealized receivables and substantially appreciated inventory are not distributed, a liquidation results in gain only to the extent that a partner receives money in excess of its partnership interest's adjusted basis (Code Sec. 731(a)).
Liquidating distributions always involve a complete termination of liability for any share of partnership debt because the partnership ceases to exist. The termination of partnership requires that decreases in the partner's share of partnership liabilities be netted with any liabilities the partner takes over from the partnership (Reg. 1.752-1(f)).
Net debt relief is treated as additional money received (Code Sec.
752 (b) and Reg. 1.752-1(f)). If a partner takes over only its pro rata share of the partnership debt, there will be no deemed cash receipt or payment.
A loss may be recognized when only one or more of three types of assets, and no other property, are distributed in the liquidation.
If the liquidated partner receives only cash, inventory, and/or unrealized receivables and their bases to the partnership are less than its basis in its partnership interest, it is allowed to deduct the difference as a capital loss (Code Sec. 731(a)(2)).
Partner's Cost Basis
A partner's basis in its partnership interest must be adjusted periodically to ensure that the partnership remains a conduit for tax purposes. Income and deductions are to be taxed only once (Code
Sec. 701).
Tax-exempt income, nondeductible expenditures, and distributions made from previously taxed income and contributions are not to be taken into account in computing tax liability at all.
The transferor partner's adjusted basis in its partnership interest at the time of the transfer is the sum of its basis on the day it acquired its interest plus adjustments reflecting operations during its holding period.
The calculation of a partner's initial basis varies according to whether it acquired its interest through a contribution to the partnership or by transfer from another partner (Code Sec. 742 and Reg.1.742-1).
The original basis of a partner's interest is the amount of money and the adjusted basis of property contributed to a partnership when the partnership interest is acquired (Code Secs. 705(a) and 722). This basis is increased by any further capital contributions and by the sum of the partner's distributive share of:
Taxable income of the partnership,
Tax-exempt receipts of the partnership, and The excess of depletion deductions over basis of the depletable property.
Code Sec. 705(a)(1) and Reg. 1.705-1(a)(2).
The basis is decreased (but not below zero) by distributions from the partnership as provided under Code Sec. 733, and by the sum of the partner's distributive share of:
Fund losses, including capital losses (Code Sec. 705(a)(2)(A)), Nondeductible partnership expenditures which are not capital expenditures (Code Sec. 705(a)(2) and Reg. 1.705-1(a)(3)),
The amount of the partner's deduction for depletion for partnership oil and gas property to the extent the deduction does not exceed the partner's share of the adjusted basis of the property (Code
Sec. 705(a)(3) and Reg. 1.705-1(a)(4), and
(4) loss from the disposition by the partnership of a domestic oil or gas property (Reg. 1.705-1(a)(5)).
In all cases when downward adjustments to basis are required, the statute expressly provides that basis is not to be reduced below zero (Code Sec. 705(b)). A basis in a partnership interest never has a value below zero. While a negative capital account is very common, a negative basis is impossible.
The preceding is intended to be only a summary of income tax consequences relating to the Proposed Sale.
Limited Partners of Far West Electric Energy Fund, L.P. should consult their own tax advisors with respect to issues not covered by the opinion or regarding their own particular circumstances.
Opinion of Financial Advisor
Far West Capital, Inc. retained Corporate Capital Consultants, Inc. ("CCC") as financial advisor to the Far West Electric Energy Fund,
L.P. in connection with determining whether the offer by U.S. Envirosystems, Inc. for the SB-1 plant and certain other assets of the Fund liabilities, was fair, from a financial point of view, to the limited partners of the Fund.
In its capacity as an investment banking firm, CCC is regularly engaged in the valuation of business and their securities in connection with mergers and acquisitions and other corporate transactions.
No limitations were imposed by FWC with respect to the investigations made or procedures followed by CCC in rendering its opinion. CCC has not in the past provided investment banking services to either the Fund or FWC and does not have any equity interest in either company.
Investigation By CCC
In connection with its opinion CCC reviewed, among other things:
A draft of the Purchase and Sale Agreement concerning the SB-1 power plant, with attendant documents;
Annual Reports on Form 10-K of the Fund for the five years ended December 31, 1994, as well as tax returns for the same period;
Certain Quarterly Reports on Form 10-Q of the Fund;
Certain internal financial analyses and forecasts for the Fund prepared by the management of the Fund;
Certain internal financial analyses and forecasts for the assets if operated by USE, as prepared by the management of USE;
The Geothermal Resources Lease, as amended between Sierra Pacific
Power Company and Geothermal Development Associates;
The Agreement for the Purchase and Sale of Electricity, as amended, between Sierra and Geothermal Development Associates;
The Operating Agreement between the Fund, 1-A Enterprises, and SB
Geo, Inc.;
The Term Loan Agreement among Westinghouse Credit Corporation and the Fund, as well as the Term Loan Agreement among WCC and 1-A, along with various Loan Modification Agreements pertaining thereto;
The Revised and Restated Geothermal Resources Sublease between the
Fund and FWC;
The Long-Term Agreement for Purchase and Sale of Energy between
Sierra and FWC;
The Purchase Agreement between Bonneville Pacific Corporation and
FWC dated September, 1985;
The Certificate of Limited Partnership and the Partnership
Agreement of the Fund; and
Various documents pertaining to a loan from the First Security Bank of Utah, N.A., including the Third Extension and Modification
Agreement pertaining thereto.
In addition, CCC held discussions with members of the senior management of the Fund and USE regarding the past and current business operations, financial condition, and future prospects of the SB-1 plant and the Fund. CCC also held discussions with WCC and Sierra.
Management of CCC also visited the SB-1 facility and met with operating and management personnel at the site. Additionally, CCC reviewed a two-year old appraisal of SB-1, a draft to the proposed
Form SB-2 prepared by USE, certain internal financial information prepared by FWC, and information regarding certain other companies in the independent power production industry specifically and in other industries generally, and considered such other information, held such other discussions, and performed such other studies and analyses as it considered appropriate.
CCC relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion.
In addition, CCC did not make an independent valuation or appraisal of the assets and liabilities of the Fund, FWC, or the SB-1 facility and, aside from the two-year old appraisal mentioned above, was not furnished with any such evaluation or appraisal.
Terms of Engagement
The terms of the engagement of CCC by FWC are set forth in a letter agreement dated September 15, 1995, between CCC and FWC (the
"Engagement Letter"). Pursuant to the Engagement Letter, FWC has agreed to pay CCC a fee based on CCC's hourly rate of $300, with a minimum fee of $10,000.
FWC has also agreed to reimburse CCC for its out-of-pocket expenses, and to indemnify CCC against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.
Financial Analyses Used
The following is a summary of the material financial analyses utilized by CCC in connection with providing its opinion to FWC.
Stock Trading Analysis. Owing to the fact that the limited partnership interests of the Fund have no public market and have had virtually no trading activity since inception of the Fund ten years ago, CCC considered this approach to be inappropriate.
Selected Company Analysis. CCC examined certain financial, operating, and stock market information for selected companies in the independent power production industry, specifically, the AES Corporation, Destec Energy, Inc., KENETECH Corporation, and Sithe Energies, Inc.
CCC noted that all of these companies have revenues of at least
$100 million and are considerably diversified. By contrast, the Fund's single SB-1 facility has been generating revenues of under $3 million and has been incurring losses before extraordinary items steadily during the current year and in three of the last five fiscal years.
Consequently, CCC concluded that a selected company analysis, under these circumstances, was not a meaningful approach to employ, except for terminal values in the discounted cash flow discussed below.
Selected Transactions Analysis. CCC reviewed the recent acquisition of Magna Power Company by California Energy Company, Inc. Owing to the enormous size of both companies and their substantial diversification, as well as the fact that this transaction was accomplished partly through the issuance of stock by the acquirer, CCC concluded that this analysis did not provide any reliable indication of value of the SB-1 facility, and, accordingly, CCC did not rely on this approach. CCC is not aware of any other similar recent transactions.
Replacement Cost Analysis. CCC took into account estimates from various industry sources regarding the replacement cost for geothermal plants, with new plants generally valued at approximately $2,000 per kilowatt.
This would imply a value of $7.5 million for a new plant with the power-generation aspects of SB-1. However, CCC noted that the SB-1 plant is ten years old and subject to market conditions governing the sale of power, which sharply limit the profitability on investment in the facility. Therefore, CCC considered this approach to have little or no probative value for purposes of this valuation.
Appraisal of the SB-1 Plant by Ronald P. Baldwin Dated September
20, 1993. At the time of this appraisal, the contract price for the sale of power to Sierra had just over three years to run. At a price of 7.17 cents per kwh, the plant was covering its mortgage payment obligation by accruing and deferring substantial amounts of other interest and general partner obligations.
There was a possibility that, at the expiration of the contract, market forces might permit a renegotiated price with Sierra which would allow a reasonable operating cash flow which would continue to service the mortgage, particularly if the mortgage lender would renegotiate the loan terms. But even with that optimistic chain of events, the appraiser determined that SB-1 had a $5 million value against an approximately $5 million mortgage. Consequently, he opined that there was effectively no equity in the plant
That appraisal has not been updated. While CCC considers that appraisal to have some credibility at the time, since it was prepared by a person with considerable background in the geothermal industry, the market for such power has become more competitive.
It is now highly likely that at the time the ten-year power contract must be repriced at short-term avoided cost (January 1, 1997), both market and short-term avoided cost will be well below break-even after debt service. A renegotiation of debt service also seems unlikely. Thus, CCC concludes that the appraisal is optimistic in today's environment and with tomorrow's prospects. Discounted Cash Flow Analysis. The change in selling price to Sierra that is likely to occur requires an evaluation of the plant based on what it will receive in 1996 and over the ten-year life of the contract that starts January 1, 1997 compared to its operating costs and debt service. The net cash flow after debt service should then be discounted to present value at rates that reflect the risk, and a terminal value should be determined at the end of the year
2006 based on a multiple of projected net cash flows.
CCC's discounted cash flow analysis was based upon estimates of financial performance as prepared by FWC, but adjusted by CCC based on due diligence conducted by CCC on the plant, its power market, and its secured lender. CCC ran various projections of prices per kwh, from 2.58 cents to 4.2 cents, with expenses at their current level, discounted to the present.
No change in working capital and no capital expenditures were assumed. Debt obligations were calculated at their present projected levels according to the loan agreement, and also at levels that assumed a voluntary reduction in interest and principal as well as a revised long-term payout level.
 The reduction in principal was assumed to be on the same basis as currently being negotiated by USE to pay off the lender entirely.
It should be noted, however, that the lender had advised CCC that it will not consider such a reduction and revision by the Fund without a total payoff. The Fund has no independent means of accomplishing this restructuring.
These forecasts, even in their most optimistic form, were discounted at rates of 10% to 12% and 14%. The projected terminal value was based upon a multiple of 10 times net cash flow in 2006, discounted back at the above rates. The discount rates and terminal value multiple used by CCC in its analyses were based upon its own judgment as to required rates for the risk involved, and a discount from average multiples of the group of power companies described above.
As a further check on its results, CCC computed the sales price of power per kwh required to reach a value of $1,250,000 (the price offered for purchase of SB-1 and associated assets) on a discounted cash flow basis. This was determined to be 4.1 to 4.3 cents per kwh for the most optimistic debt payment level. CCC is of the opinion that achievement of such a price range is highly unlikely at the start of 1997 due to the number of plants selling electricity in the region at prices under 2 cents, the unlikely chance that that short-term avoided cost (currently estimated to be 2.8 cents per kwh) would change materially in the near future, the fact that Sierra can buy power for less than that price and has been for several years, and the likelihood that demand, while improving, is not projected to exceed supply in the near future.
Conclusion
In arriving at the CCC opinion, CCC reviewed all of the above analyses and concluded that the results of such analyses, when considered as a whole supports its opinion that the sale of SB-1 and associated assets on the terms contemplated is fair, from a financial point of view, to the limited partners of the Fund.
Any estimates incorporated in such analyses, particularly in discounted cash flow, are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates, and which are inherently subject to uncertainty.
Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Consent Solicitation to be signed on its behalf by the undersigned duly authorized persons on the date indicated.




Far West Electric Energy Fund, L.P.,
By Far West Capital, Inc., its general partner
December 31, 1995

_________________________________________
Thomas A. Quinn, Authorized Officer

Exhibits
Exhibit 1. Purchase and Sale Agreement
Exhibit 2. Tax Opinion
Exhibit 3. Opinion of Financial Advisor
Exhibit 4. Form 10-QSB for the quarter ended September 30, 1995
Exhibit 5. Reply Card